                                                                    EXHIBIT 10.1

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (this "Agreement"), dated as of December 29, 2000 (the "Effective Date"), is entered into by and among Corinthian Schools, Inc., a Delaware corporation ("Buyer"), Grand Rapids Educational Center, Inc., a Michigan corporation (the "Company"), Malone Management Company, a Michigan corporation ("MMC") and Robert J. Malone and Mary C. Malone (Robert
J. Malone and Mary C. Malone collectively referred to herein as "Sellers").


                                   BACKGROUND

          A. Sellers are the sole stockholders of the Company, which owns, operates and administers those certain proprietary, post-secondary, vocational training schools collectively known as (i) Grand Rapids Educational Center, located at (A) 1710 and 1750 Woodworth N.E., Grand Rapids, Michigan, and (B) 5349 W. Main Street, Kalamazoo, Michigan, and (ii) Horizon Career College, located at 8315 Virginia Street, Merrillville, Indiana (collectively, the "Schools," and individually, a "School").

          B. The only outstanding shares of capital stock of the Company consist of 14,500 shares (the "Shares") of Class A Common stock, par value $1.00 per share.

          C. Buyer desires to purchase, and Sellers desire to sell, all of the issued and outstanding Shares of the Company (subject to the redemption by the Company of certain shares of Class A Common stock held by Sellers as described in Article I) and to enter into certain ancillary arrangements for the consideration and on the terms set forth in this Agreement.


                                   AGREEMENT

          In consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I
                     SALE, PURCHASE AND DELIVERY OF SHARES

          1.1 Redemption of Common Stock Prior to the Closing. Immediately prior to the Closing, the Company will redeem a portion of Sellers' Class A Common stock in exchange for the assignment of certain related party accounts receivable and cash held by the Company. The redemption amount shall be a sum determined by Sellers, but in no event more than that necessary to keep the Stockholders' Equity of the Company above the Stockholders' Equity Target and to keep the Net Working Capital of the Company above $1.00, both as set forth in
Section 2.2, based upon up-to-date financial information of the Company. It is anticipated that approximately fifteen percent (15%) of the Sellers' collective shares will be redeemed, depending on the balance of accounts at the time of the Closing. For purposes of this Agreement, the term "Shares" shall mean only those shares of Class A Common stock of the Company outstanding after redemption by the Company of the shares of Class A Common stock set forth in this Section 1.1.

          1.2 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, Sellers agree to sell the Shares and deliver the certificates evidencing the Shares to Buyer at the Closing. The certificates representing the Shares will be properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee and otherwise in a form acceptable for transfer on the books of the Company. Sellers shall pay all transfer taxes, income taxes, capital gains taxes and other taxes that become payable directly as a result of the transfer of the Shares to Buyer.


                                   ARTICLE II
                                 CONSIDERATION

          2.1 Purchase Price. (A) The purchase price payable to Sellers in connection with the transfer to Buyer of the Shares shall be Two Million, Six Hundred and Six Thousand Dollars ($2,606,000.00) (the "Purchase Price"), subject to subsequent increase or decrease pursuant to the Post-Closing Purchase Price Adjustment (as defined in Section 2.2 herein), payable as follows: (i) at the Closing, Two Million, Two Hundred and Ninety-six Thousand Dollars ($2,296,000) payable by Buyer to Sellers, by certified check or wire transfer (the "Closing Payment"), and (ii) on the eighteen (18) month anniversary of the Closing Date, subject to Section 9.12 and Section 9.14, Three Hundred and Ten Thousand Dollars ($310,000) (the "Holdback"), plus interest at the rate of six percent (6%) per annum on the amount of the Holdback actually distributed to Sellers at such time (after deduction of all amounts by which the Holdback is reduced to Sellers pursuant to Sections 9.12 and 9.14).

          (B) Related Agreements. At the Closing, Buyer shall enter into a Non-Competition Agreement with Sellers and MMC, as described in Section 3.2(7), for which Buyer shall pay to each of the Sellers an additional sum of Two Hundred Thousand Dollars ($200,000) (a total of Four Hundred Thousand Dollars ($400,000) to the Sellers collectively) and to MMC One Hundred Thousand Dollars ($100,000), pursuant to the terms of the Non-Competition Agreement.

          2.2 Post-Closing Purchase Price Adjustment. (A) (i) If the Stockholders' Equity of the Company at 12:01 a.m. on the Closing Date is less than Forty-three Thousand Dollars ($43,000.00) (the "Stockholders' Equity Target"), and/or (ii) if the Net Working Capital of the Company at 12:01 a.m. on the Closing Date is less than One Dollar ($1.00), then the Purchase Price shall be reduced, dollar-for-dollar, by an amount equal to the larger of such deficiencies. "Stockholders' Equity of the Company" means the excess of the consolidated assets (including accounts receivable) of the Company over the consolidated liabilities of the Company, as adjusted and calculated in accordance with the procedure established for determining the Closing Balance Sheet in Section 2.3. "Net Working Capital" means (i) all cash and cash equivalents, accounts receivable (including trade accounts receivable and notes receivable), inventories, deferred tax assets, refundable income taxes, prepaid expenses and other current assets of the Company, minus (ii) all accounts payable, accrued expenses, current portion of long-term debt, income taxes payable, unearned tuition and other current liabilities, as adjusted and calculated in accordance with the procedure established for determining the Closing Balance Sheet in Section 2.3.

          (B) So long as the Net Working Capital of the Company at 12:01 a.m. on the Closing Date is equal to or greater than One Dollar ($1.00) and the Stockholders' Equity of the Company at 12:01 a.m. on the Closing Date is more than the Stockholders' Equity Target, then the Purchase Price shall be increased, dollar-for-dollar, by an amount equal to the lesser of the following two amounts: (i) the amount by which the Stockholders' Equity of the Company exceeds the Stockholders' Equity Target, or (ii) the amount by which the Net Working Capital of the Company is greater than One Dollar ($1.00).

          (C) The sum of any reductions or increases in the Purchase Price under Subsections (A) and (B) of this Section 2.2 are referred to herein as the "Post-Closing Purchase Price Adjustment." If the Post-Closing Purchase Price Adjustment results in an increase in the Purchase Price for the Shares, Buyer shall pay to Seller, within five (5) business days of final determination of the

Post-Closing Purchase Price Adjustment, an amount of cash equal to the Post-Closing Purchase Price Adjustment, by certified check or wire transfer. If the Post-Closing Purchase Price Adjustment results in a decrease in the Purchase Price for the Shares, the Sellers, jointly and severally, shall pay to Buyer, within five (5) business days of final determination of the Post-Closing Purchase Price Adjustment, an amount of cash equal to the Post-Closing Purchase Price Adjustment, by certified check or wire transfer.

          2.3. Post-Closing Audit. (A) Within fifteen (15) business days of the Closing Date, Sellers shall deliver to Buyer true and correct copies of all financial books and records of the Company necessary for Buyer to prepare a balance sheet of the Company dated as of the Closing Date. Within fifteen (15) business days after receipt of such books and records from Sellers, Buyer shall prepare, and have audited, a balance sheet dated as of the Closing Date (the "Closing Balance Sheet") on which shall be shown the Stockholders' Equity of the Company and Net Working Capital of the Company as of the Closing Date.

          (B) The Closing Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), applied on a basis consistent with the Company's past practices, and audited by Almich & Associates ("Almich") in accordance with Generally Accepted Government Auditing Standards ("GAGAS"). Upon receipt of the Closing Balance Sheet prepared by Buyer, Sellers shall have fifteen (15) business days in which to review it and either accept it or identify objections by written notice to Buyer. If, within fifteen (15) business days following delivery of the Closing Balance Sheet to Sellers, Sellers have not given notice to Buyer of objections to the Closing Balance Sheet (such notice must contain a statement of the basis of Sellers' objections in reasonable detail), then the calculation of Stockholders' Equity of the Company and Working Capital of the Company as shown on the Closing Balance Sheet shall be used in computing the Post-Closing Purchase Price Adjustment, if any. If exceptions or objections are noted by Sellers, Buyer, Sellers and their respective accountants shall meet to resolve the dispute. If such dispute has not been resolved within fifteen (15) business days after Sellers give notice of an objection, then the issues in dispute shall be submitted to one of the "Big Five" accounting firms with which neither Sellers nor the Buyer has a prior relationship (the "Accountants") for resolution. If the issues are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to such party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to the parties, will be binding and conclusive on the parties; and (iii) Buyer, on the one hand, and Sellers, on the other hand, will each bear 50% of the fees of the Accountants for such determination.


                                  ARTICLE III
                                    CLOSING

          3.1 Closing. Consummation of the purchase and sale of the Shares contemplated hereby is referred to herein as the "Closing," and the date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall take place, as soon as practicable following satisfaction or waiver of all conditions precedent to the parties' obligations to close, at the offices of Buyer at 6 Hutton Centre Drive, Suite 400, Santa Ana, California. Delivery of documents at the Closing may be accomplished by facsimile, to be followed by delivery of originals by overnight courier of national reputation on the day after the Closing. The Closing shall be effective at 12:01 a.m. on the Closing Date.

          3.2 Deliveries by Seller at Closing. Unless Buyer has waived the delivery of such item as a condition to Closing pursuant to Section 8.1, at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

               (1) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) and notarized for transfer to Buyer;

               (2) Certified resolutions of the Company's Board of Directors and, if required by applicable law, the Company's shareholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               (3) A release of the Company from all liabilities to Sellers in the form attached hereto as Exhibit A.
                                 ---------

               (4) An officers' certificate signed by each of the Sellers and the President and the Chief Financial Officer of the Company, or such other officer reasonably acceptable to Buyer, certifying (i) as to the representations, warranties and covenants of Sellers and the Company made herein as provided in Sections 8.1(1), and 8.1(3), and (ii) as to the absence of a material adverse change as provided in Section 8.1(2);

               (5) Duly executed estoppel certificates and consents to assignment of lease (if required by the lease documents) for each of the Facilities located in Merrillville, Indiana and Kalamazoo, Michigan (executed by the landlords of such Facilities (as defined below));

               (6) resignation letters of the board of directors and the officers of the Company appointed before the Closing Date, in form and substance reasonably satisfactory to Buyer, effective as of the Closing Date;

               (7) A Non-Competition Agreement in substantially the form of

     Exhibit B hereto (the "Non-Competition Agreement"), executed by each of the
     ---------
     Sellers and MMC, in which Sellers and MMC shall have agreed to not participate in the business of proprietary, post-secondary education in the States of Michigan, Indiana and Illinois for a period of five (5) years after the Closing Date;

               (8) A lease agreement by and between Woodworth One, LLC, a Michigan limited liability company ("Woodworth") and Corinthian Colleges, Inc., a Delaware corporation ("CCi"), with respect to the Facilities located in Grand Rapids, Michigan, in substantially the form attached hereto as Exhibit C (with such modifications to the form of Lease as are
               ---------
     mutually acceptable to both Woodworth and CCi) (the "Grand Rapids Lease"), duly executed by Woodworth;

               (9) Any third party consents required or reasonably requested by Buyer in order to complete the transactions contemplated by this Agreement;

               (10) A legal opinion from counsel for Sellers covering the matters set forth in Exhibit D, in form and substance satisfactory to
                          ---------
     Buyer's counsel;

               (11) A full and complete release of all liens against the property or assets of the Company held by any creditor of the Company or MMC;

               (12) A release by all creditors of MMC of any guarantees by the Company of MMC debts or obligations to such creditors; and

               (13) Any other documents reasonably requested by Buyer and its counsel to effectuate the transactions contemplated hereby (including, without limitation, assignment by MMC to GREC of the equipment leased by MMC for the benefit of the Schools which are listed on Schedule 5.9(b)).

          3.3 Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

               (1)  The Closing Payment;

               (2) Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

               (3) Duly executed leases and lease assignments for each of the Facilities if required by the lease agreements for such Facilities;

               (4)  A duly executed Non-Competition Agreement;

               (5)  the Grand Rapids Lease, duly executed by CCi;

               (6) An employment agreement by and between Buyer and George Grayeb for a period of six (6) months following the Closing Date (the "Employment Agreement") substantially in the form attached hereto as Exhibit E, duly executed by Buyer (it being expressly acknowledged and
     ---------
     agreed by Sellers, the Company and MMC that (i) the failure by Mr. Grayeb to countersign the Employment Agreement in substantially the form attached hereto as Exhibit E shall not constitute a failure of the conditions to
               ---------
     Closing set forth in Article VIII or a breach of Buyer's delivery obligations under this Section 3.3, and (ii) any other agreement by and between Buyer or the Company and Mr. Grayeb with respect to Mr. Grayeb's employment by the Company following the Closing Date shall satisfy the conditions to Closing set forth in Article VIII and Buyer's delivery obligations under this Section 3.3); and

               (7) Any other documents reasonably necessary to effectuate the transactions contemplated hereby (including, without limitation, assumption by GREC of the equipment leased by MMC for the benefit of the Schools which are listed on Schedule 5.9(b)).


                                   ARTICLE IV
                                  TERMINATION

          4.1 Termination. This Agreement may be terminated only as follows and in each case only by written notice:

               (1) At any time by mutual written consent of the Company, Sellers and Buyer;

               (2) Prior to the Closing, by Buyer if Sellers or the Company shall be in breach of any covenant, undertaking, representation or warranty contained herein, which breach either (a) materially misrepresents the business, operations or financial condition of the Company as of the date hereof, (b) causes a material adverse change in the business, operations or financial condition of the Schools or (c) prohibits the satisfaction of a condition to the Closing;

               (3) Prior to the Closing, by Buyer if the DOE, the States of Michigan or Indiana or any of their respective agencies, any applicable regulatory body, any guaranty agency or any accreditation agency which provides accreditation for any of the Schools determines that the Company or the Schools, or any of their respective programs, will not be certified as eligible to receive funds administered under Title IV of the Higher Education Act of 1965, as amended (hereinafter, "Title IV");

               (4) Prior to the Closing, by Buyer, at its sole and absolute discretion, if, based on the DOE pre-review of the application for certification and provisional extension of certification, Buyer determines that the Schools will be unable to obtain certification by the DOE subsequent to the Closing Date at any time, in a timely matter, or without being subject to material adverse conditions;

               (5) Prior to the Closing, by Buyer, if, in Buyer's sole and absolute discretion, the results of Buyer's due diligence investigation have been unsatisfactory;

               (6) Prior to the Closing, by Seller, if Buyer is in breach of any covenant, undertaking, representation or warranty contained herein, which breach either (a) materially damages the business, operations or financial condition of the Company, or (b) directly and permanently prevents the satisfaction of a condition to the Closing; or

               (7) If the Closing has not occurred on or before February 28, 2001, by Sellers or Buyer, by notice to all other parties, at any time thereafter and before the Closing.

          4.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer, the Company, MMC or Sellers (or their respective officers or directors) to the other, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however,
                                                           --------  -------
that Sellers' and the Company's obligations under the last sentence of Section
5.20 shall survive the termination of this Agreement, and Buyer's obligations under Section 7.8 shall survive the termination of this Agreement.


                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

          Attached hereto is a disclosure schedule made up of various schedules numbered to correspond to the sections of this Article V of this Agreement (the "Disclosure Schedule"). Notwithstanding any cross-references between any section of this Agreement and any part of the Disclosure Schedule, and vice versa, any
                                                               ----------
matter which is disclosed in any particular schedule or section of the Disclosure Schedule shall be deemed to be disclosed in all schedules and sections of the Disclosure Schedule and to qualify all of the representations and warranties of the Company, MMC and Sellers contained in this Agreement;

provided, however, that in cases where disclosures are not explicitly cross-
--------  -------
referenced, (a) the cross-applicability of the contents of any given schedule to another schedule must be reasonably apparent from the disclosure set forth in the first schedule and (b) the schedule must, when cross-applied, reasonably apprise the reader of the nature and magnitude of the item disclosed. Subject to the foregoing, and as a material inducement to Buyer to enter into this Agreement, Sellers, MMC and the Company, jointly and severally, hereby represent and warrant (a) as of the date hereof and (b) as of the Closing Date, that:

          5.1 Organization and Corporate Power. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Michigan, the jurisdiction in which it is incorporated. The Company has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereunder. The Company is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have an adverse effect on the operation of the Schools. True and correct copies of the Company's articles of incorporation and bylaws have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and the Closing Date.

          5.2 Capacity; Authorization; Binding Effect. The Company and each of the Sellers have the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of the Company, including all action required to be taken by the directors or stockholders of the Company, to authorize the Company to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Sellers and the Company and constitute, or will when delivered constitute, the valid and binding obligations of the Company and Sellers, enforceable against the Company and Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Ownership of Schools. Except as set forth on Schedule 5.3, the Schools are owned and operated by the Company directly, and no other Person has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the Schools or any of their assets. For purposes of this Agreement, the term "Person" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

          5.4 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by the Sellers and the Company in connection herewith, and the consummation by Sellers and the Company of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Seller or the Company; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of the Company, or any instrument, license, agreement or commitment to which Sellers or the Company is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Sellers or the Company is a party or by which any of the Company's assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 or Schedule 6.3 attached hereto.
             ------------    ------------

          5.5 Compliance with Laws; Licenses and Permits. Except as disclosed in Schedule 5.5, the Company is not in violation of any law, regulation or
   ------------
requirement of any governmental authority and neither the Company nor Sellers have received notice of any such violation.

The Company currently maintains all licenses, accreditations, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "Licenses and Permits") necessary for the Company to conduct the business and operations of the Schools as presently being conducted, including, without limitation, all requisite approvals for the educational and training programs currently offered from the Schools' institutional accrediting agency and the states in which the Schools operate. Each program offered by the Schools is an eligible program in compliance with the requirements of 34 C.F.R. (S) 668.8. The Company and/or Sellers have duly filed all reports and returns required to be filed by them with respect to the Schools with governmental authorities and accrediting bodies and complied with all stipulations, conditions or other requirements that they have imposed. The Licenses and Permits for the Schools are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or threatened. No application made by the Company for any Licenses and Permits during the last five years has been denied.
Schedule 5.5(a) attached hereto is a true, correct and complete list of all
--------------
Licenses and Permits held by the Company with respect to the Schools and the governmental authority or accrediting body granting such Licenses and Permits. The Company has delivered to Buyer true and correct copies of all such Licenses and Permits. The Company has received no notice that any of the Licenses and Permits will not be renewed and, to Sellers' knowledge, there is no basis for nonrenewal. The Schools are accredited as set forth on Schedule 5.5(b) attached
                                                       ---------------
hereto, are certified by the DOE as an eligible institution under Title IV and are parties to, and in compliance with, valid program participation agreements with the DOE with respect to the Schools' respective operations, and are authorized by the state in which they are located to operate for-profit postsecondary educational institutions. The Company has not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of the DOE, any state licensing body, or any applicable accrediting body in respect of the Schools, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Sellers and the Company have disclosed in writing their receipt and disposition to Buyer prior to the execution of this Agreement. Other than as set forth on
Schedule 5.5(c) attached hereto, Sellers and the Company are not aware of any
---------------
investigation or review of the Company's student financial aid programs or any review of any School's state license accreditation by any Person.

          5.6  Recruitment; Admissions Procedures; Attendance; Reports.

Schedule 5.6(a) attached hereto is a complete list of all policy manuals and
---------------
other statements of procedures or instruction relating to recruitment of students for the Schools, including (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "Policy Guidelines"). Schedule 5.6(b) attached hereto sets forth a list of the
                       ---------------
Policy Guidelines with respect to those students continuing in the Schools after the Closing Date (the "Disclosed Guidelines"). Sellers and the Company have delivered to Buyer true, correct and complete copies of all Policy Guidelines, Disclosed Guidelines and all documents and other information disseminated to students or prospective students. The Company's operations with respect to the Schools have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which the Company participates, and other applicable laws or regulations. The Company has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and audited financial statements, for the Schools to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities and (ii) laws or regulations governing programs pursuant to which the Schools or its students receive funding. Complete and accurate records for all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records with respect to the Schools have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no deficiencies in respect thereto. The Schools and the Company have complied with the legal requirements that no student at the Schools be funded prior to the date for which such student was eligible for funding. Sellers covenant and agree that they shall reimburse Buyer for and indemnify Buyer against any fines, penalties, expenses, costs and other losses Buyer may incur as a result of any pre-eligibility funding of students enrolled at the Schools prior to the Closing Date. The records of each student at the Schools conform in form and substance to all relevant regulatory requirements.

          5.7  Cohort Default Rate.  Schedule 5.7 attached hereto sets forth the
                                     ------------
cohort default rate for the Schools, calculated in the manner prescribed by the DOE, of all students attending the Schools receiving assistance pursuant to Title IV programs for the federal fiscal years 1993 through 1998 (except for the School located in Merrillville, Indiana, the rates for which are calculated solely for the years 1996-1998). Such schedule is correct and accurate in all material respects (it being understood and agreed that any rate reported on Schedule 5.7 as being under 25% percent, but which is actually 25% or more, shall be deemed to be materially incorrect).

          5.8  Title to and Condition of the Company's Assets.

               5.8.1  Leased Facilities.  The leased facilities described on
Schedule 5.8(a) (the "Facilities") constitute the only real property used in
---------------
connection with the operation of the Schools by the Company.

               5.8.2  Laws and Regulations; Records.  Except as set forth on
Schedule 5.8(b), all of the Company's operations with respect to the Schools are
---------------
conducted at the Facilities, and all of the tangible assets and records relating to intangible assets of the Schools are located at the Facilities. The Company is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Facilities. The Facilities are not subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used and (i) the Facilities located in Grand Rapids, Michigan are not subject to any condemnation proceedings, and (ii) to the knowledge of Sellers, the Facilities located in Kalamazoo, Michigan and Merrillville, Indiana are not subject to any condemnation proceedings. Each Facility which is owned by any of the Sellers, the Company, MMC (or any Affiliate of the foregoing) is in compliance with all laws, including, without limitation, the Americans with Disabilities Act, and, to the best of Sellers' knowledge, each Facility which is not owned by Sellers, the Company, or MMC (or any Affiliate of the foregoing) is in compliance with all laws, including, without limitation, the Americans with Disabilities Act.

               5.8.3 Title. The Company owns outright, and has good and marketable title to, all of the assets used in the operation of the Schools, free and clear of all liens, claims and encumbrances, options, rights, and restrictions, other than as set forth on Schedule 5.8(c). All leases for
                                         ---------------
tangible personal property used by the Company in connection with the operation of the Schools are (i) valid and in full force and effect, (ii) are enforceable in accordance with their terms, and (iii) will remain in full force and effect notwithstanding the sale of the Shares and the transfer thereof to Buyer following the Closing. Neither the Company nor any of the other parties thereto is in default under any such lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

               5.8.4 Condition of Assets. The tangible assets and properties of the Schools which are owned or leased by the Company and used in connection with the operation of the Schools are in good operating condition, order and repair, useable in the ordinary course of business consistent with past practice and are sufficient and adequate for all current operations. The Company has not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the assets of the Company which remains uncured or has not been resolved.

               5.8.5  Title; Condition and Quality of the Curriculum.
(a) Except as set forth on Schedule 5.8(d), to Sellers' best knowledge, the
                           ---------------
Company has the right to use the Curriculum of the Schools as presently used, and the execution and performance of this Agreement will have no effect on the Company's use of the Curriculum. No employee or Affiliate of the Company or any of Sellers owns or has any interest, directly or indirectly, in any part of the Curriculum, except as set forth on Schedule 5.8(d). Except as set forth on
                                   ---------------
Schedule 5.8(d), the Company is not required to and does not make any payments
---------------
to others with respect to the Curriculum. To the best knowledge of Sellers, no component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and the Company's past and current use of any part of the Curriculum does not infringe upon or violate any such right. Schedule 5.8(e)
                                                             ---------------
sets forth, in tabular format, the person or entity from whom the Company acquired or purchased the Curriculum for each of its programs. The term "Curriculum," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials),
(5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items to the extent owned by the Company and (b) Revisions. The term "Revisions," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by the Company during its period of operation of the Schools from the beginning of time through the Closing Date.

          5.9  Material Contracts.  Schedule 5.9 attached hereto lists each
                                    ------------
material contract of the Company (the "Material Contracts") relating to the Schools or to which any of the Company's assets is subject or bound and that individually, or together as a series of related contracts involving the same party or parties or the successors to such party or parties: (a) obligates the Company or its Affiliates to pay an amount of $10,000 or more in any calendar year, (b) has an unexpired term as of the date of this Agreement in excess of six months, (c) was not made in the ordinary course of business, or (d) is in any way otherwise material to the operation of the Schools. Each Material Contract is valid and binding on the parties thereto. The Company has duly performed all its obligations under the Material Contracts to the extent that such obligations to perform have accrued. Neither the Company nor Sellers have received written notice of any alleged breach or default, and, to the best knowledge of Sellers, no event which would (with the passage of time, notice or both) constitute a material breach or default by the Company or any other party or obligor with respect thereto has occurred. True and correct copies of the Material Contracts, including all amendments and supplements thereto, have been delivered to Buyer or are attached to Schedule 5.9. Each of the Material
                                      ------------
Contracts is (i) enforceable in accordance with their terms, and (ii) will remain in full force and effect notwithstanding the sale of the Shares and the
transfer thereof to Buyer following the Closing.   For purposes of this
Agreement, the term "Affiliate" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

          5.10 Tradenames; Confidential Information. All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of the Company having any value to the operation of the Company or the Schools are set forth or described on Schedule 5.10 attached hereto
                                      -------------
(collectively, the "Tradenames"). To the Sellers' best knowledge, the Company has exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and Schedule 5.10 lists all
                                                -------------
registrations of each Tradename as a trademark, servicemark or assumed name.
The Company has not licensed any other Person to use any Tradename. The Company has not been sued or threatened with suit for infringement, violation or breach with respect to any Tradename, and, to the best knowledge of Sellers, no basis exists for any such suit. Except as disclosed on Schedule 5.10, the Company is
                                                  -------------
not on notice of any infringement, violation or breach of the Tradename by any other Person. The Company has the right to use, free and clear of any claims or rights of any third party, all trade secrets, know-how and any other confidential information required for or used in the operation of the Schools. To the best knowledge of Sellers, the Company is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of the Company in connection with the operation of the Schools.

          5.11  Financial Statements; Indebtedness.  Attached hereto as Schedule
                                                                        --------
5.11(a) are the following financial statements of the Company:  (a) audited
-------
Balance Sheets at December 31, 1999, 1998 and 1997 and audited Statements of Operations and Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997 (including consolidating schedules containing corresponding Statements of Assets and Liabilities and Statements of Revenue and Expenses of the Schools in the form appropriate for filing with the DOE), and (b) an unaudited Balance Sheet at September 30, 2000 and an unaudited Statement of Operations and Statement of Cash Flows for the nine months ended September 30, 2000 (collectively, the "Financial Statements"). The basis of presentation of the Financial Statements of the Company is disclosed in the notes thereto. Except as disclosed on Schedule 5.11(b), the balance sheets included in the
                       ----------------
Financial Statements present fairly in accordance with GAAP the assets and liabilities of the Company as of the respective dates thereof, and the related statements of revenue and expenses present fairly in accordance with GAAP the results of operations of the Company for the respective periods covered thereby. The Financial Statements (i) have been prepared based upon the books and records of the Company in a manner consistent with the Company's standard internal accounting practices, consistently applied, and (ii) fairly present the financial position of the Company as of the dates of such Financial Statements and the results of operations for the periods covered by such Financial Statements. Except as disclosed on Schedule 5.11(b), the Company has maintained
                                    ----------------
the books and records of the Company and the Schools in accordance with applicable laws, rules and regulations and with GAAP and GAGAS, and such books and records are, and during the periods covered by the Financial Statements were, materially correct and complete, fairly reflecting the income, expenses, assets and liabilities of the Company and the Schools. On the date hereof, the Company has no liabilities required to be set forth in a balance sheet prepared in accordance with GAAP and GAGAS that were not included in the latest balance sheet for such entity included in the Financial Statements. Except as provided in Schedule 5.11(c), neither the Company nor MMC is required to provide any
   ----------------
letters of credit, guarantees or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the Schools' business. As of the date hereof, the Company has no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

               (1) those set forth or reserved against in the balance sheet of the Company as of September 30, 2000, to the extent set forth, reserved against or disclosed;

               (2) those incurred since September 30, 2000 in the ordinary course of business of the Schools and consistent in nature with past practice, and in an individual amount of not more than $20,000.00; and

               (3) those described in the Schedules attached hereto (including specifically those disclosed on Schedule 5.11(d)).

There exists no condition relating to the Schools, whether absolute, accrued, contingent or otherwise, which is reasonably expected to have an adverse effect on the properties, business, assets, results of operations or condition (financial or otherwise) of the Schools or which would prevent the operations of the Schools from being carried on in the future in substantially the same manner as they are presently being conducted.

          Also attached hereto as part of Schedule 5.11(a) are the unaudited balance sheets and income statement of MMC for the fiscal years ending on December 31, 1998 and 1999, and for the period ending on October 31, 2000 (collectively the "MMC Financial Statements"). The MMC Financial Statements are internally generated tax basis statements, and have not been compiled or reviewed by outside auditors or accountants. The MMC Financial Statements have been prepared based upon the books and records of MMC in a manner consistent with MMC's standard internal accounting practices, consistently applied, and fairly present the financial position of MMC as of the dates of such MMC Financial Statements and the results of operations for the periods covered by such MMC Financial Statements.

          5.12  Receivables.  Except as set forth on Schedule 5.12, the accounts
                                                     -------------
receivable of the Company, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of the Company and the Schools, are recorded correctly on the books and records of the Company and the Schools, and the Company has no reason to believe that such accounts receivables will not be collected in full in the ordinary course of business within the ordinary time frame for such receivables. Such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines, and as reflected in reserves or allowance for doubtful accounts shown on the Financial Statements), and (A) no facts or circumstances exist which would cause any of such accounts receivable to have to be written down or written off, and (B) since the date of the Company's most recent unaudited Balance Sheet, the Company has not discounted or sold such accounts receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

          5.13 Inventories. The only inventories maintained by the Company in connection with the operation of the Schools consist of supplies used in the ordinary course of business of the Schools and are reflected on the Financial Statements as "inventories." Such supplies are reflected at cost (subject to the following sentence), are usable in the ordinary and regular course of business, are fit and sufficient for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to the Company's operations of the Schools. All excess or obsolete items have been written down to net realizable value or written off.

          5.14  Litigation.  Except as set forth in Schedule 5.14 attached
                                                    -------------
hereto, (i) there are no actions, suits, proceedings, orders, investigations or claims pending or threatened against or affecting the Schools or their respective operations at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting the

Company, MMC or the Schools, (ii) neither the Company nor the Schools is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the Schools) and (iii) to the best knowledge of Sellers, there is no basis for any of the foregoing.

          5.15  Insurance.  Schedule 5.15 attached hereto sets forth the
                            -------------
insurance coverages maintained by the Company on the Facilities and the operations of the Schools, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other insurance held by the Company and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. The insurance coverage maintained by the Company for the Schools is sufficient and is customary for adequately insured schools of similar size and engaged in similar lines of business. There are no claims pending or threatened under any of said policies pertaining to the Schools or disputes with underwriters regarding coverage under such policies pertaining to the Schools. Except as set forth on Schedule 5.15, neither the execution, delivery and
                       -------------
performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to the Company of any of the insurance policies listed or impair the rights of the Company with respect to liabilities arising in connection with the operation of the Schools prior to the Closing. Within the five years prior to the date hereof, the Company has not been denied insurance for the Schools, or been offered insurance for the Schools only at a commercially prohibitive premium.

          5.16 Environmental Matters. Except as disclosed on Schedule 5.16, in connection with the operations of the Schools, the Company has not generated, transported, stored, treated or disposed, nor has the Company allowed or arranged for any third persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or (b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has the Company performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by the Company in connection with its operation of the Schools in violation of applicable laws. The Company has not received notification, nor is it aware of, any past or present failure by the Company to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the Schools or its operations. The Company has not received any notification, nor is it aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to its operations of the Schools which may result in judicial, regulatory or other legal proceedings having a material adverse impact on the operations of the Schools or result in the imposition of any lien, claim, assessment or other encumbrance against the assets of the Company. No Facility owned by any of the Sellers, the Company, MMC (or any Affiliate of the foregoing) contain asbestos or polychlorinated biphenyls or any underground storage tanks, and, to the best knowledge of Sellers, no Facility which is not owned by Sellers, the Company, or MMC (or any Affiliate of the foregoing) contains asbestos or polychlorinated biphenyls or any underground storage tanks.

          5.17  Employee Benefit Plans.  Schedule 5.17 attached hereto sets
                                         -------------
forth a complete accurate and detailed description of all of the Company's employee welfare and benefit plans ("Plans"). The Company has never sponsored, administered or contributed to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"), that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Schools which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, the Company does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the Schools and to current employees of the Schools after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder ("COBRA").

          5.18 Employment Matters. The Company and MMC are in compliance with all federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the Schools, including terms and conditions of employment, employment discrimination and wages and hours, and neither the Company nor MMC is engaged in any unfair labor practices with respect to employees of the Schools; there are no complaints against the Company or MMC with respect to employees of the Schools pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to any employees of the Company or MMC; no labor organization activities have occurred with respect to employees of the Company or MMC during the past three years; there are no collective bargaining agreements binding on the Company or MMC relating to the operation of the Schools; no grievances have been asserted against the Company or MMC with respect to employees of the Schools; and neither the Company nor MMC has experienced any work stoppage by its employees at the Schools during the last three years.

          5.19  Tax Matters.  Except as disclosed on Schedule 5.19, Sellers, the
                                                     -------------
Company and MMC have completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed with respect to the operations of the Schools, and such returns are true and correct. Sellers, the Company and MMC, as applicable, have paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing Date. Neither the Company, Sellers nor MMC is a party to, nor expected to become a party to, any pending or threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the operations of the Schools. The term "Taxes" shall mean any tax (including, without limitation, any income tax, capital gain tax, franchise tax, value-added tax, sales tax, property tax, use tax, gift tax, or estate tax), estimated tax payment, levy, assessment, tariff, duty, (including any custom duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or quasi-governmental body (including, without limitation, accrediting agencies with respect to the Schools) or payable pursuant to any tax-sharing agreement or any other contract related to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

          5.20 Brokers or Finders. No agent, broker, investment banker or other firm or person retained by Sellers, the Company or MMC is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement. Sellers and MMC, jointly and severally, agree to defend, indemnify and hold harmless Buyer and its Affiliates from and against any and all claims arising in connection with its or their discussions and/or use of the services of any finder or broker.

          5.21 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.21 attached hereto, since September 30,
                             -------------
2000, there has not been, occurred or arisen with respect to the Company or MMC:

                (1) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of the Company or MMC used in connection with the operations of the Schools (tangible or intangible) in excess of $20,000.00, in the aggregate;

                (2) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of the Company or MMC employed or providing services in connection with the operation of the Schools or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of the Company or MMC is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

                (3) any material adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of the Company;

                (4) any damage, destruction or loss to the assets, business or operations of the Company, whether or not covered by insurance in excess of $20,000.00, in the aggregate;

                (5) any material change in the business policies or practices of the Company or a failure to operate the business of the Schools in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of the Company employed or providing services in connection with the operation of the Schools, and (iii) preserving the business relationships of the Schools with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others;

                (6) any agreement, whether in writing or otherwise, to take any action described in this Section 5.21; or

                (7) any withdrawal, revocation or denial of accreditation, or order to show cause why accreditation should not be revoked, or any revocation, termination or denial of license to operate, or any termination or suspension of eligibility to participate in the federal student financial aid programs authorized by Title IV, for the Schools, or any program offered by the Schools.

          5.22 Delivery of Documents. True, correct and complete copies of all documents, instruments, agreements and records of the Company which have been requested by Buyer relating to (i) the representations and warranties of Sellers, MMC and the Company contained in this Agreement, and/or (ii) the operation of the Schools have been delivered to Buyer.

          5.23 Program Revenues. For each of the Company's fiscal years ending on December 31, 1998, 1997 and 1996, none of the Schools have received greater than eighty-five percent

(85%) of such School's respective revenues from programs authorized by Title IV or other federal student financial aid funds, and for the Company's fiscal year ending on December 31, 1999, no greater than ninety percent (90%), of such School's respective revenues from programs authorized by Title IV or other federal student financial aid funds, and each of the Schools satisfies the requirements regarding Title IV program funds established by the DOE as set forth at 34 C.F.R. (S)600.5. The attached Schedule 5.23 contains a correct
                                          -------------
statement of each School's percentage of revenue from such federal funding sources.

          5.24 Accrediting Body and Governmental Approvals. There exist no facts or circumstances attributable to the Company or the Schools that would cause the DOE, or any other governmental authority or accrediting body (including without limitation the States of Michigan and Indiana, and ABHES and CAAHEP) whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the Schools after the Closing Date, to refuse to deliver such authorization, consent or similar approval.

          5.25 Capitalization and Voting Rights. (A) The authorized capital of the Company consists of (i) 25,000 shares of Class A Voting Common stock, par value $1.00 per share, of which 14,500 shares are issued and outstanding, and
(ii) 25,000 shares of Class B Non-voting Common stock, par value $1.00 per share, of which no shares are issued and outstanding. The Shares are all duly and validly authorized and issued, fully paid and nonassessable, and were not issued in violation of the terms of any agreement or other understanding, and were not issued in violation of any laws, including, without limitation, all applicable federal and state securities or "blue sky" laws and regulations. The Shares constitute the only issued and outstanding shares of capital stock of the Company. Sellers own such Shares of record and beneficially, free and clear of any liens, trusts (constructive and other), equities, equities, claims, marital rights, encumbrances or other rights in favor of any third party, as follows:
Robert J. Malone owns Seven Thousand, Two Hundred and Fifty (7,250) Shares and Mary C. Malone owns Seven Thousand, Two Hundred and Fifty (7,250) Shares. There are no outstanding options, warrants, rights (including conversion, subscription or preemptive rights) or agreements, commitments or letters of intent for the purchase or acquisition from the Sellers or the Company of any shares of the Company's capital stock. Neither the Sellers nor the Company is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any security of the Company.

          (B) On the Closing Date, all consents, approvals, authorizations and orders necessary for the sale and delivery of the Shares to be sold by Sellers hereunder will have been obtained, and Sellers will have full right, power, authority and capacity to sell, assign, transfer and deliver the Shares pursuant to this Agreement. Upon delivery of the Shares by Sellers hereunder and payment of the consideration therefor pursuant to this Agreement, good and valid title to the Shares, free and clear of any and all liens, trusts (constructive and other), equities, claims, marital rights or other encumbrances, will pass to Buyer.

          5.26 Disclosure. Neither this Agreement nor any of the schedules, exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer by or on behalf of the Company or Sellers with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any such other statements not misleading in light of the circumstances in which such statements were made. There is no fact which Sellers have not disclosed to Buyer in writing and of which Sellers are aware which has had or is reasonably likely to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation, reputation or business of the Schools.

                                  ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Sellers to enter into this Agreement and to sell the Shares, Buyer hereby represents and warrants that:

          6.1 Organization and Corporate Power. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction in which it is incorporated. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

          6.2 Capacity; Authorization; Binding Effect. Buyer has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Buyer;
(b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Buyer (as heretofore amended), any instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 attached hereto or Schedule 6.3 attached hereto.
                ------------                    ------------

          6.4 Brokers or Finders. Buyer represents that no agent, broker, investment banker or other firm or person retained by Buyer is entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement.

          6.5  Securities Matters.

               6.5.1 As of the Date hereof and as of the Closing Date, Buyer has, and will have, a net worth in excess of $1,000,000, and, after giving effect to the purchase of the Shares, will have no more than ten percent (10%) of its total assets invested in the stock of the Company.

               6.5.2 Buyer has been informed and understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or the Michigan Uniform Securities Act (Chapter, 451, Michigan Compiled Laws), as amended.

               6.5.3 Buyer is purchasing the Shares solely for investment purposes and does not intend to divide the Shares with others or to resell or otherwise dispose of all or any part of the Shares unless the Shares have been registered under the Securities Act (and any applicable state securities or "blue sky" laws), or unless an exemption from registration under such act is available.

               6.5.4 Buyer has been informed that unless the Shares are registered under the Securities Act (and any applicable state securities or "blue sky" laws), or unless an exemption from registration under such acts is available, Buyer may not resell, hypothecate, transfer or assign or make other disposition of the Shares.

                                  ARTICLE VII
                                   COVENANTS

          7.1 Covenants of Sellers, MMC and the Company Prior to the Closing. Sellers, MMC and the Company covenant and agree with Buyer that, from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Sellers, MMC and the Company (i) shall use reasonable efforts to fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Sellers', MMC's and Buyer's obligations to consummate and complete the transactions provided herein and to take all other steps and do all other things required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay any Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make any capital expenditure for the Company in excess of $5,000 without Buyer's prior written consent, (v) shall not engage in any sale or discount of the Company's accounts receivable (whether by discount to the debtors or by sale to any third party), except for the redemption transaction described in Section 1.1, (vi) shall promptly notify Buyer (A) of any notice from any governmental or regulatory agency or authority, (B) of any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date, or (C) any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of MMC or the Company, and (vii) shall not take any action that would cause Buyer to be unable to obtain good and marketable title to the Shares at the Closing (including pledging any of such Shares as security for obligations of Sellers or the Company). Until the termination of this Agreement, Sellers, the Company and MMC will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Company or the Schools to any potential buyer other than Buyer.

          7.2 Covenants of Buyer Prior to the Closing. Buyer covenants and agrees with Sellers and the Company that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its reasonable efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Sellers' and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms and (ii) shall not interfere with the performance by Sellers of their obligations under this Agreement.

          7.3  Closing and Post-Closing Covenants.

               7.3.1 Further Assurances; Encumbrance Release. From time to time after the Closing, Sellers and MMC will execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in the Shares and to otherwise carry out the purpose and intent of this Agreement. As soon as possible after the Closing Date, Sellers shall, at their sole cost and expense, obtain releases, in form and substance satisfactory to Buyer, of all encumbrances against the assets of the Company as of the Closing Date.

               7.3.2 Mutual Cooperation. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition management the Schools and ownership of the Company from Sellers to Buyer. Before and after the Closing, Sellers shall use their reasonable efforts to assist Buyer and the Company in obtaining any required accreditation reasonably necessary for the Company's operation of the Schools after the Closing Date, including furnishing Buyer such information and assistance as Buyer may request in connection with its preparation of filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby. Buyer shall change the registered agent of the Company as soon as reasonably practicable after the Closing.

               7.3.3 Access to Employees. From and after the Closing, each of Buyer, Sellers, the Company and MMC (the "Requested Party") shall afford to the other parties (the "Requesting Party"), its officers, counsel, accountants and other authorized representatives reasonable access to the Requested Party's employees who formerly were or currently are employed by the Requested Party, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with (i) any claim, action, litigation or other proceeding involving Sellers, Buyer, the Company or the Schools, and (ii) the preparation of the Post-Closing Audit and the Company's student financial aid audit for periods prior to the Closing Date. Each party shall use its best efforts to cause such employees to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigation and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

               7.3.4 Certification. Sellers and the Company hereby acknowledge and agree that the transactions contemplated hereby are subject to the usual and customary conditions relating to a change of ownership resulting in a change of control of a postsecondary educational institution certified as eligible to participate in the student financial assistance programs authorized under Title IV, including the following: (1) approval by the States of Michigan and Indiana; (2) approval by all accrediting agencies which accredit the Schools, including but not limited to ABHES; (3) the issuance by the DOE of a temporary Provisional Program Participation Agreement extending the Schools' certification to participate in Title IV funding programs immediately following the Closing; and (4) the issuance of a new Provisional Program Participation Agreement permitting the Schools to resume participation in Title IV funding under the new ownership. Prior to and after the Closing, Sellers, the Company and Buyer shall provide to the DOE and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and shall use their reasonable efforts to satisfy all requirements and demands of the DOE or any such agency or body requisite to obtaining certification of the Schools as eligible to participate in the Title IV programs after the Closing. Sellers and MMC shall cooperate with Buyer and the Company to ensure that a materially complete application for recertification and provisional extension of certificate (the "Application") for the Schools is filed with the DOE no later than ten (10) business days following the Closing. For purposes of this Agreement, a materially complete Application consists of a completed application for approval to participate in federal student financial aid programs and the following: (i) a copy of the Schools' state licenses or other equivalent document currently authorizing the Schools to provide a program of postsecondary education in the States of Michigan and Indiana; (ii) copies of documentation from the Schools' accrediting agency demonstrating that the Schools currently are accredited and that the accrediting agency has approved or accredited all programs offered by the Schools; (iii) audited financial statements of the Company's two most recently completed fiscal years that are prepared in accordance with GAAP published by the Financial Accounting Standards Board and audited in accordance with GAGAS published by the Governmental Accounting Standards Board; and (iv) audited financial statements of the Buyer's two most recently completed fiscal years that are prepared in accordance with GAAP and audited in accordance with GAGAS, or acceptable equivalent information. Sellers shall further cooperate with Buyer to ensure that the following are filed with the DOE by the last day of the month following the month in which the Closing occurred: (i) a balance sheet showing the financial position of the Company and Schools, as of the date of the Closing Date, that is prepared in accordance with GAAP and audited in accordance with GAGAS; (ii) approval of the change of ownership from the States of Michigan and Indiana; (iii) approval of the change of ownership from the Schools' accrediting agency; and (iv), if necessary, a default management plan. At Buyer's option, as soon as practicable after the date of this Agreement, Buyer, the Company and Sellers shall provide the DOE with all information necessary to obtain a pre-Closing review of the Application. If, on the basis of the pre-Closing submission to the DOE, Buyer determines or is informed that it will not be able to obtain certification of the Schools subsequent to the Closing at any time, in a timely manner, or without being subject to material adverse conditions, then notwithstanding any other provision hereof, Buyer may elect to terminate this Agreement pursuant to Section 4.1(4) of this Agreement. Buyer may withdraw its election if, subsequent to the giving of notice, Buyer is satisfied that the basis cited in the notice has been satisfactorily resolved. Buyer's determination, in its sole and absolute discretion, shall be dispositive. Termination of the Agreement pursuant to this Section 7.3.4 must be made, if at all, prior to the Closing, and the Closing shall waive the condition herein.

          7.4  Taxes; Tax Returns.

               7.4.1 Sellers' Tax upon Sale of Shares. Sellers will pay all transfer taxes, income taxes, capital gains taxes and other taxes that become payable directly as a result of the transfer of the Shares to Buyer.

               7.4.2 Tax Returns for the Company. Sellers shall be responsible for all Taxes of the Company with respect to any taxable period ending on or prior to the Closing Date (a "Pre-Closing Period"), and shall pay all Taxes with respect to which the Company is liable for any such period in one of the two following ways: (i) to the extent the Company has fully accrued for Taxes as a liability on its balance sheet as of the Closing Date, the Company will prepare Tax returns and pay such Taxes as they come due, whether prior to or after the Closing Date; and (ii) to the extent the Company has not fully accrued for Taxes as a liability on its balance sheet as of the Closing date (including but not limited to such amounts of income tax as may owed by Sellers with respect to the Company under any Subchapter S election), Sellers shall prepare and file all Tax returns and shall directly pay all Taxes with respect to which the Company or any Seller is liable for any Pre-Closing Period. Buyer will cooperate with Sellers in the preparation and filing of any such Tax returns required to be prepared by Sellers and shall grant Sellers reasonable access to any applicable records and work papers of the Company necessary for preparation of the Tax returns. At least thirty (30) days prior to the due date (including extensions) of any such return, the Tax return shall be delivered to Buyer for review, and the Seller(s) shall thereafter cause such Tax return to be filed in a timely manner, as prepared, unless Buyer shall deliver an opinion of its accounting or law firm that there is not a reasonable basis for any position taken on such return. No new elections or any changes in current elections with respect to Taxes of the Company or affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer.

               7.4.3 Carrybacks. If the Company is required to carry back any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date to a Tax return of Sellers or the Company for any taxable period ending on or before the Closing Date, Buyer or the Company, as the case may be, will be entitled to an amount equal to the refund or credit of Taxes realized by Sellers as a result thereof.

               7.4.4 Short Period Election. For purposes of this Agreement, if, for any federal, state or local income tax purpose, a taxable period of the Company does not terminate on the Closing Date, the Company shall, to the extent permitted by applicable law, elect with the relevant taxing authority to treat such taxable period for all purposes as a short taxable period ending as of 12.01 a.m.on the Closing Date, and such short taxable period shall be treated as a Pre-Closing Period for purposes of this Agreement. In any case where applicable law does not permit such election to be made, then, for purposes of this Agreement, the taxable income of the Company for the entire taxable period shall be allocated as agreed by Buyer and Sellers between the Pre-Closing Period and the remainder of the taxable period using an interim-closing-of-the-books method. In no event shall taxable income arising from events following the Closing Date be allocated to a Pre-Closing Period.

               7.4.5 Contest. Sellers shall have the right, at Sellers' own expense, to control any audit or determination by any authority, initiate any claim for refund, amend any Tax return, or contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of income taxes for any Tax return prepared by them for a Pre-Closing Period; provided, however, that Sellers shall not agree to
                           --------  -------
     any assessment, deficiency, settlement or other adjustment or proposed adjustment that would have an adverse effect on the Company without written consent of Buyer. Buyer shall have the right to review any such Tax return of the Company or to otherwise participate in such contest, at its expense, for any such taxable period.

               7.4.6 Assistance. After the Closing Date, Buyer and Sellers shall provide each other with such assistance as may be reasonably required in connection with the preparation of any income tax return, audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes of the Company. The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance.
     No party shall request an income tax audit of the Company.

          7.5 Administration in Accordance with Accreditations. From and after the date of this Agreement through the Closing Date, Sellers and the Company, at the Company's sole cost and expense, shall administer and operate the Schools in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the Schools. Subject to the terms and provisions of this Agreement, Buyer, the Company and Sellers shall work together cooperatively and in good faith to obtain any and all approvals from the DOE, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in the Company at the Closing the right and authority in all material respects to administer and operate the Schools following the Closing.

          7.6 Access and Maintenance of Records. From and after the Closing, each of Buyer, the Company and Sellers (the "Requested Party") shall afford to the other parties (the

"Requesting Party"), its officers, counsel, accountants and other authorized representatives and regulatory authorities access to its properties, books and records, including those maintained by its accountants, at any time and from time to time upon reasonable notice from the Requesting Party, as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or the Schools, (iii) the Requesting Party's preparation of its financial statements and Tax returns and student financial aid audits, (iv) any other essential business purpose of the Requesting Party. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules, regulations and accrediting standards. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

          7.7  Employment Matters.

          Sellers and MMC hereby jointly and severally represent and warrant that all Persons employed in the operations of the Schools prior to the Closing Date have been and/or will be employed by MMC. Buyer, Sellers and MMC agree that neither Buyer nor the Company have assumed, nor shall assume, any obligations to (or regarding the employment of) any Persons employed by MMC prior to the Closing Date. As of the Closing Date, MMC shall terminate all of its employees employed at the Schools in accordance with all applicable laws and, prior to the Closing Date, shall provide any required notices in a timely manner in connection therewith. All of MMC's obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits accrued as of the Closing shall be paid by MMC as of the day prior to the Closing Date; provided, however, that Buyer agrees to give credit to and accrue vacation
------------------
benefits for the former employees of MMC who are employed by the Buyer or the Company after the Closing Date (and Sellers agree that the amount of such liability shall be reflected as a liability on the Closing Balance Sheet as calculated in accordance with the Closing Audit procedures set forth in Section 2.3).

               7.7.1 As of the Closing Date, Buyer or the Company may, at their option and in their sole and absolute discretion, offer employment to any current or former employee of MMC on such terms and conditions as may be mutually agreed upon by Buyer or the Company and such employees; provided
                                                                 --------
however, that the group of Persons employed by MMC as of the Closing Date to
-------
whom Buyer or the Company does not offer employment (on terms reasonably consistent with such Persons' prior employment with MMC) will not exceed ten
(10) Persons. Buyer shall use its reasonable best efforts to provide to Sellers, at least ten (10) business days prior to the Closing Date, a list of all employees of MMC to whom Buyer has offered, or expects to offer, employment as of the Closing Date. Buyer agrees that, for purposes of Buyer's or the Company's employee benefits and other employment programs (excluding bonuses to managers), the pre-Closing service to MMC by each Person who accepts such offer shall be considered past service to Buyer or the Company (as applicable, depending on which entity offers employment to such Persons). MMC shall use its reasonable best efforts to assist Buyer and/or the Company in hiring any such employees with respect to whom Buyer or the Company elects to offer employment. MMC shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer or the Company after the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer.

               7.7.2 Notwithstanding any possible inferences to the contrary, neither Sellers, MMC, the Company nor Buyer intends for this Section 7.7 to create any rights or obligations except as between Sellers, MMC and Buyer, and no past, present or future employees of Seller, MMC or Buyer shall be treated as a third-party beneficiary of this Section 7.7.

          7.8 Confidential Information. (A) Prior to the Closing, Buyer, it agents and employees will treat as confidential and proprietary all information which has been or may hereafter be made available to Buyer, directly or indirectly, by the Company, or any Person acting on the Company's behalf. This information shall include, without limitation, all financial statements, sheets or other financial information, pro forma financial information, lease agreements, intellectual property, student or vendor lists, agreements with third parties, Company equipment or other assets, personal employee data, and other such information ("Confidential Information"); provided, however, that the
                                                     -----------------
term "Confidential Information" shall not include information which (i) was already in Buyer's possession prior to Buyer and Seller entering into discussions regarding the transactions contemplated by this Agreement, (ii) has become or subsequently becomes available to Buyer from a source other than the Company, provided that such information is lawfully obtained, or (iii) becomes generally available to the public other than directly or indirectly as a result of a disclosure by the Buyer. If the Buyer is requested or required by applicable law (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Buyer will provide the Company with reasonable notice of such request or requirement so that the Company may consider seeking a protective order. If in the absence of a protective order or the receipt of a waiver hereunder Buyer is nonetheless, in the opinion of its counsel, compelled to disclose any Confidential Information to any tribunal or any other person or else stand liable for contempt or suffer other material censure or penalty, Buyer may disclose such information to such tribunal or other party without liability hereunder. If this Agreement is terminated prior to Closing, Buyer will, upon written request of the Company, promptly return all written material containing Confidential Information.

          (B) If this Agreement terminates prior to the Closing, Buyer agrees that, without the prior written consent of the Company, for a period of one (1) year from the date hereof, none of Buyer's employees who have had direct access to the Confidential Information will directly or indirectly solicit the employment of any person who is then employed by the Company or MMC and whose name was included or referenced in the Confidential Information; provided
                                                                 --------
however, that this Section 7.8(B) shall not prohibit Buyer from hiring or
-------
soliciting the employment of any person who either (i) responds to a solicitation of employment in any publication of reasonably broad circulation by Buyer or any of Person representing Buyer, or (ii) sends to Buyer an unsolicited resume or application for employment.

                                 ARTICLE VIII
                             CONDITIONS TO CLOSING

          8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to complete the purchase of the Shares as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

               (1) All representations and warranties of Sellers, MMC and the Company contained in this Agreement or in any certificate or other document delivered to Buyer pursuant hereto shall be accurate, complete, true and correct as of the Closing Date with the same effect as though made at and as of the Closing Date, and Buyer shall have received a certificate signed by each of the Sellers and the Chief Executive Officer of the Company to such effect;

               (2) There shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), prospects, earning power, commercial relationships, reserves, business or operations of the Company or any of the Schools from and after the date of this Agreement;

               (3) Sellers and the Company shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller or the Company on or before the Closing Date, and Buyer shall have received a certificate signed by an officer of the Company and each of the Sellers to such effect;

               (4) All instruments and documents required on the Company's and/or Sellers' part to effectuate and consummate the transactions contemplated hereby as of the Closing, including those described in Section 3.2, shall be delivered by Sellers and/or the Company and shall be in form and substance satisfactory to Buyer and its counsel;

               (5) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

               (6) The Company and Buyer shall have obtained all required regulatory approvals that are capable of being obtained prior to Closing, including, but not limited to, all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the Schools in the States of Michigan and Indiana and all local jurisdictions contained therein;

               (7) Buyer shall be reasonably satisfied that, with respect to all required regulatory approvals that are not capable of being obtained prior to Closing (including, without limitation, the DOE), Buyer will be able to obtain all such other required regulatory approvals within a reasonable time period after the Closing Date without material expense or undue burden;

               (8) Buyer shall have received satisfactory written assurance from ABHES and CAAHEP that all required accreditation approvals for the Schools will remain in good standing after the Closing Date, and Buyer shall be satisfied, in its sole and absolute discretion, that the Schools will be able to maintain such accreditation in good standing after the Closing Date;

               (9) All third party consents required by the transactions contemplated hereby shall have been obtained;

               (10) Buyer shall have received satisfactory evidence that all liens on the assets of the Company have been, or immediately following the Closing will be, terminated and completely released of record;

               (11) Buyer shall have received from the landlords of the Facilities executed estoppel certificates and consents to assignment of lease (if so required by the lease agreements respecting such Facilities); and

               (12) Buyer shall have completed its due diligence investigation of the Seller and the Schools, and shall be satisfied with the results of such investigation in its sole and absolute discretion; and

               (13) Buyer shall have received a legal opinion from counsel for Sellers covering the matters set forth in Exhibit D, in form and substance
                                               ---------
     satisfactory to counsel for Buyer.

          8.2 Conditions Precedent to Obligations of Sellers and the Company. The obligation of Sellers and the Company to complete the sale of Shares as provided for herein are subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Sellers in writing.

               (1) All representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered to Sellers pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date, and Sellers shall have received a certificate signed by an officer of Buyer to such effect;

               (2) Buyer shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

               (3) All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby, including those described in Section 3.3, shall be delivered by Buyer;

               (4) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions; and

               (5) There shall have been no material adverse change in the financial condition of the Company from and after the date of this Agreement in an aggregate amount of Five Hundred Thousand Dollars ($500,000) or more (or which, in the reasonable opinion of the Company's accountants, would require the Company to reserve an amount equal to or greater than Five Hundred Thousand Dollars ($500,000) on the Company's balance sheet as of the Closing Date to fairly represent the financial condition of the Company in accordance with GAAP as of such date) which is caused solely and exclusively by one or more of the following events or conditions: (A) an act of God (including, for example, but without limitation, fire, flood, earthquake, rain, or tornado), (B) the imposition of, or written threat to impose, a fine, penalty or other sanction or adverse action by any regulatory or governmental body, or (C) the filing of, or written threat to file, litigation against the Company by any third party.

                                  ARTICLE IX
                                 MISCELLANEOUS

          9.1 Binding Effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto, except that Buyer may assign its rights and obligations hereunder to an Affiliate. No assignment of any right or delegation of any duty shall relieve the assignor or delegator of any liabilities hereunder, except to the extent, if any, so provided in a writing signed by the obligee(s).

          9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made (a) by personal delivery, (b) by a nationally recognized courier service for overnight delivery, charges prepaid, (c) transmitted by facsimile or other telecommunications mechanism, provided that any notice so given is also sent or mailed as provided in clauses (b) or (d), or (d) by registered or certified mail, postage prepaid, return receipt requested, in each case addressed, if to Buyer (and/or the Company following the Closing Date), at:

               Corinthian Schools, Inc.
               [Grand Rapids Educational Center, Inc.,] [If after the Closing Date]
               6 Hutton Centre Drive, Suite 400
               Santa Ana, California 92707
               Attention:  David Moore and Stan A. Mortensen, Esq.
               Facsimile:  (714) 427-3013

          with each such notice to Buyer (and/or the Company following the Closing Date), a copy to:

               O'Melveny & Myers LLP
               610 Newport Center Drive, Suite 1700
               Newport Beach, California 92660
               Attention:  David A. Krinsky, Esq.
               Facsimile:  (949) 823-6994

          if to Sellers, MMC (and/or the Company prior to the Closing Date), at:

               Robert J. Malone
               Mary C. Malone
               Malone Management Company
               [Grand Rapids Educational Center, Inc.,] [If prior to the Closing Date]
               4330 44th Street, S.W.
               Grandville, MI 49418
               Facsimile:  (616) 530-9927

          with each such notice to Sellers, MMC (and/or the Company prior to the Closing Date), a copy to:

               Verspoor, Waalkes, Lalley, Slotsema & Talen, P.C.
               40 Pearl Street, NW,
               Suite 1020
               Grand Rapids, MI 49503
               Attention: Edward Talen
               Facsimile: (616) 459-2102
or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, (iii) on the day sent in the case of transmittal by facsimile or other telecommunications mechanism (provided that electronic confirmation of delivery is also received on such day by the sender), or (iv) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4 Nature and Survival of Representations. The representations, warranties, covenants and agreements contained in this Agreement, and all statements contained on any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing for a period of eighteen (18) months following the Closing Date. Subject to the introductory language in
Article V regarding cross-applicability of scheduled information, the representations and warranties set forth in Articles V and VI are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein. After the Closing, the Company shall have no liability to Sellers for any breach of any representation or warranty made by Sellers, MMC or the Company to Buyer in this Agreement, in any certificate or document furnished pursuant hereto by Sellers or the Company.

          9.5 Public Announcements. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, at such time and in such manner as Buyer shall determine in its sole and absolute discretion. Unless consented to by Buyer in advance, prior to the Closing Date, Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make disclosure of this Agreement to any Person, other than employees of the Company or MMC.

          9.6 Waiver. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

          9.7 Governing Law. This Agreement shall be construed and interpreted according to the substantive laws of the State of Michigan without giving effect to the principles of conflicts of law thereof.

          9.8 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.9 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.11 Time is of the Essence. Seller and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.12 Indemnification by Sellers, MMC and, Prior to the Closing, the Company. Sellers, MMC and, prior to the Closing, the Company, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, its Affiliates and, after the Closing, the Company, and their respective officers, directors, stockholders, employees, agents, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, interest, penalties and attorneys' fees), fines, or damages of any kind or nature (collectively "Losses"), as a result of, or based upon or arising out of:

               (1) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Sellers, MMC or the Company in Article V of this Agreement or any other agreement, statement or certificate delivered pursuant to or in respect of Article V;

               (2) any breach of or violation by Sellers, MMC or the Company of any of the covenants made by Seller, MMC and/or the Company in any portion of this Agreement other than Article V or any other agreement, statement or certificate delivered pursuant hereto;

               (3) any Tax payable by or on behalf of Sellers, or any of Sellers' Affiliates, or the Company, for any taxable period ending on or prior to the Closing Date, except to the extent that any such Tax has been accrued as a liability on the balance sheet of the Company as of the Closing Date;

               (4) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by the Company or MMC of their respective businesses or operations on or before the Closing Date (except for failure of the Company after the Closing Date to pay any accounts payable which are fully accrued and reserved for on the Closing Balance Sheet);

               (5)    any of the matters disclosed on Schedule 5.14, Schedule
                                                      -----------------------
     5.16 and Schedule 5.19;
     ----     -------------

               (6) any determination by the DOE or any accrediting agency that the Company and/or the Schools have not demonstrated compliance with 34 CFR 668.15 (Factors of Financial Responsibility) and 34 CFR 668.16 (Standards of Administrative Capability) for dates and periods prior to Closing Date; and

               (7) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.12.

          9.13 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Sellers and their Affiliates (including, without limitation, MMC) from and against:

               (1) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (2) any breach of or violation by Buyer of any of the covenants made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (3) any Tax payable by or on behalf of the Company with respect to operations of the Company prior to the Closing Date that become due and payable after the Closing (all as prescribed in Section 7.4.4);

               (4) any actual or threatened claim, suit, action or proceeding arising out of or resulting from the conduct by the Company of its business or operations after the Closing Date; and

               (5) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.13.

          9.14 Indemnification of Third Party Claims; Right to Set-Off.  (a)
The provisions of this Section 9.14 shall govern any claim for indemnification of Buyer or, after the Closing, the Company, pursuant to Section 9.12, or Sellers, pursuant to Section 9.13 (each such party an "Indemnitee"), against the party agreeing to provide indemnification hereunder (the "Indemnitor"). The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Section 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that
                                                                  --------
the Indemnitee shall not be required to permit the Indemnitor to assume the defense of any third party claim (x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Losses resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation, (i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld, or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement. If the Indemnitor does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

          (b) Upon notice to Seller, Buyer is hereby authorized at any time, and from time to time, to set-off and/or apply any and all amounts owing by Buyer to Sellers, whether under this Agreement or otherwise and including, but not limited to, any amounts owed pursuant to the Non-Competition Agreement, against any and all of the obligations of Sellers and/or MMC to Buyer hereunder, including without limitation Sellers' and MMC's obligations pursuant to Section
9.12 hereunder.

          9.15 Dispute Resolution and Arbitration.

               9.15.1 Negotiation Between Parties. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

               9.15.2 Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section
9.15.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be conducted in the State of Michigan and shall be governed by the rules of civil procedure in the State of Michigan, and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

          9.16 Third Party Beneficiaries. This Agreement shall be binding upon, be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.17 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the negotiation, execution, delivery and performance of its obligations under this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants; provided, however, that such
                                                   -----------------
expenses incurred by the Company prior to Closing shall be the sole responsibility of the Sellers and the Company shall have not liability therefor. In the event of termination of this Agreement, the obligation of each party to pay its own expenses shall be subject to any rights of such party arising from a breach of this Agreement by the other party. Sellers shall reimburse and indemnify the Company and Buyer from and against any and all fees and expenses of agents, representatives, counsel, and accountants incurred by the Company prior to the Closing Date.

          9.18 Limitation of Liability. The parties' obligations under this Agreement shall be subject to each of the following limitations.

               9.18.1 Time Limitation. The parties shall be obligated to indemnify each other by virtue of Sections 9.12(1) and 9.13(1), as applicable, only for those Losses as to which the party seeking indemnification has given the other party written notice thereof within eighteen (18) months after the Closing Date; provided, however, that with
                                                  --------  -------
     respect to any claim by Buyer for indemnification of Losses sustained by reason of a breach by Sellers or the Company of any representation or warranty relating to those matters governed by Sections 5.16, 5.17, 5.18 and 5.19, Sellers' liability shall be limited to those Losses as to which such written notice shall have been given within the periods of the applicable federal and state statutes of limitations related to such matters; and provided further, that, with respect to any claim by Buyer for
                  -------- -------
     indemnification of Losses sustained by reason of a breach of any representation or warranty by Sellers or the Company relating to those matters governed by Sections 5.1, 5.2, 5.3, 5.20 and 5.25, Sellers' liability hereunder shall not be limited as to time (provided, however, that nothing herein shall be deemed to be a waiver by Sellers or MMC of any federal or state statutes of limitations as against Buyer or the Company).

               9.18.2 Threshold. Sellers and MMC shall not be liable to Buyer for any individual Loss under Subsection 9.12(1) unless such individual Loss (any single event or occurrence that may constitute a breach of one or more representation and warranty provisions set forth in Article V hereof shall constitute an individual Loss) in each instance exceeds One Thousand Two Hundred and Fifty Dollars ($1,250.00) (the "Deductible") and unless and until the aggregate of Buyer's Losses (after, in each case, reduction of such Loss by the amount of the Deductible) thereunder shall equal or exceed Fifty Thousand Dollars ($50,000.00) (the "Threshold"); if Buyer's Losses (after, in the case of each Loss, reduction of such Loss by the amount of the Deductible) under Section 9.12(1) exceed the Threshold, Sellers and MMC shall jointly and severally indemnify Buyer for all such Losses without regard to the Threshold.

               9.18.3 Liability Cap. In no event shall Sellers' and MMC's aggregate liability to Buyer under this Agreement exceed the sum of Two Million Five Hundred Thousand Dollars ($2.5 million).

               9.18.4 Insurance. Buyer or the Company, as the case may be, shall have the option, at such party's sole discretion, of pursuing indemnity for any Losses sustained by Buyer or the Company from either or both of (i) Sellers pursuant to this Sections 9.12 and 9.14, or (ii) any of the insurance carriers whose policies are identified on Schedule 5.15, to the extent such Losses are covered under the scheduled policies. In the event Buyer or Company asserts a right of indemnity from Sellers or MMC, Buyer and Company, at the request of Sellers, shall reasonably cooperate with Sellers in pursuing a claim against any insurer who may cover the event or matter submitted for indemnity. While Sellers shall be required to perform their obligations under this agreement, including those set forth in Sections 9.12 and 9.14, in no event shall Sellers be liable to Buyer or Company to the extent the insurer has actually paid the full amount of such Loss. In the event the Sellers pay any Loss or asserted Loss under the indemnification provisions of this Agreement, Sellers shall receive an assignment of any rights the Company or Buyer may have against any insurer that may cover said Loss, and Buyer and Company shall cooperate in the assertion of any claim against said insurer(s) (at no cost or expense to the Company, other than paying salaries in the ordinary course for employees of the Company who would assist in such claim); provided,
                                                                   --------
     however, that the Company shall not be required to assist Sellers in making
     -------
     any claims that the Company, in its sole discretion, deems to be fraudulent.

               9.18.5 Fraud; Intentional Misrepresentation. The limitations set forth in this Section 9.18, inclusive, shall not apply to Losses of Buyer arising out of (i) fraud, or (ii) the breach of any representation or warranty contained herein if such representation or warranty was made with
     (x) actual knowledge that it contained an untrue statement of fact or (y) an intention to mislead by omitting to state a fact necessary to make the other statement of facts contained therein not misleading.

          9.19 Representation by Counsel. EACH PARTY HERETO REPRESENTS AND AGREES WITH EACH OTHER THAT IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF ITS OWN CHOOSING, AND THAT IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT IT DESIRED, IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH PARTY'S RESPECTIVE COUNSEL, THAT EACH IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND LEGAL EFFECT, AND THAT IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN A REASONABLE MANNER TO EFFECT THE INTENTIONS OF THE PARTIES TO THIS AGREEMENT.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date first above written.

                     "BUYER"

                     CORINTHIAN SCHOOLS, INC.,
                     a Delaware corporation


                     By: /s/ DENNIS N. BEAL
                        ________________________________
                       Name: ___________________________
                       Title:  EVP & CFO
                             ___________________________


                     "THE COMPANY"

                     GRAND RAPIDS EDUCATIONAL CENTER, INC.,
                     a Michigan corporation


                     By: /s/ ROBERT J. MALONE
                        _______________________________
                       Name: ___________________________
                       Title:  Chairman CEO
                             __________________________

                     "MMC"

                     MALONE MANAGEMENT COMPANY,
                     a Michigan corporation


                     By: /s/ ROBERT J. MALONE
                        _______________________________
                       Name: ___________________________
                       Title:  President CEO
                             __________________________


                     "SELLERS"

                     /s/ ROBERT J. MALONE
                     ___________________________________
                     Robert J. Malone

                     /s/ MARY C. MALONE
                     ___________________________________
                     Mary C. Malone